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                                                                     EXHIBIT 2.2

                   AGREEMENT FOR THE PURCHASE OF FILM ASSETS
                   -----------------------------------------


          This agreement (the "Agreement") is made as of December 31, 1995 by and between VESICAL LIMITED, a corporation organized under the laws of The Commonwealth of the Bahamas, (the "Seller") and SABAN INTERNATIONAL N.V., a corporation organized under the laws of the Netherlands Antilles ("Buyer").

          Seller is the owner of certain rights in and to the library of DIC television programming as Vesical Company N.V., Seller's predecessor in interest, acquired from Lamalo N.V. in 1988, subject to existing liabilities and as more fully described in Exhibit "A" and the disclosure statements contained in Exhibit "B" attached hereto, which by this reference are incorporated herein (the "DIC Library"). Seller desires to sell all of Seller's right, title, and interest in the DIC Library.

          Buyer desires to purchase from the Seller all of Seller's right, title, and interest in the DIC Library, subject to the terms and conditions hereinafter set forth.

          In consideration of the mutual terms, conditions and covenants hereinafter set forth Seller and Buyer agree as follows:

          1.   Purchase and Sale of DIC Library.  Seller shall sell to Buyer,
               --------------------------------
and Buyer shall buy from Seller, the following: (a) the DIC Library, (b) all physical materials in Seller's possession or control of each of the programs comprising the DIC Library, as set forth in Exhibit "C", (c) originals of, copies of, or rights of access to, all records pertaining to Seller's, and Seller's assigns', sublicensees', and designees' exploitation thereof, (d) the Post 1994 Receivables, as defined below, and (e) all contracts between Seller and third parties in connection therewith or related thereto, (collectively, the "DIC Library Assets").

          2.   Receivables.
               -----------

              (a) Post 1994 Receivables.  This sale includes all monies due to
                  ---------------------
Seller at the Closing Date, as hereinafter defined, and those that accrue after the Closing Date, in either case which are attributable to licenses, leases, and other agreements for the exploitation of the DIC Library, each of which was entered into on or after January 1, 1995 ("Post 1994 Receivables").

              (b) Collection and Disbursement of Post 1994 Receivables.  Seller
                  ----------------------------------------------------
represents and warrants that as of October 26, 1995 Seller directed its sublicensees Now Entertainment, B.V. ("Now") and Creativite et Development ("C&D") (collectively, "Subdistributors") to hold in reserve Vesical's share of all monies received by Subdistributors on or after such date for income received on account of Post 1994 Receivables.

              (c) Excluded Receivables.  This sale does not include any monies
                  --------------------
due to Seller which are attributable to licenses, leases, and other agreements for the exploitation of the DIC Library, each of which was entered into before January 1, 1995 ("Excluded Receivables").
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              (d) Collection and Disbursement of Excluded Receivables.  All
                  ---------------------------------------------------
amounts collected by Buyer or C&D, as the case may be, with respect to the Excluded Receivables shall be accounted for and remitted to Now on a quarterly basis, or as otherwise provided in that certain Distribution Agreement dated as of April 1, 1988 by and between Now and C&D, as modified by that certain Protocole d'Accord dated November 14, 1994 between Now and C&D as recognized by the Tribunal de Commerce de Paris in a judgement dated January 19, 1995. On October 26, 1995, Seller directed C&D to offset against any amounts payable to Now or Seller with respect to the Excluded Receivables against the amounts paid to them with respect to Post 1994 Receivables, and to hold such funds in reserve. Such offsets, at the Closing, equal amounts paid to the Subdistributors with respect to Post 1994 Receivables. A reconciliation of the payments to the Subdistributors and offsets is attached as Exhibit "D" hereto.

              (e) Amounts Due Now as of January 1, 1995.  Any amounts due Now
                  -------------------------------------
as of January 1, 1995, as indicated in Exhibit "E", shall be paid to Now to the extent not paid prior to the Closing. Saban Entertainment, Inc., a Delaware corporation ("SEI") guarantees that its affiliates SIP (as defined below) and C&D shall make full and prompt payment of the foregoing amounts.

              (f) Release of Funds Following Closing.  On the first business day
                  ----------------------------------
following the Closing, Seller shall irrevocably direct Subdistributors to pay to SINV Vesical's share of all monies held in reserve by Subdistributors under paragraph 2(b) or as an offset under paragraph 2(d). If the transactions contemplated by this Agreement do not close, or if this Agreement is terminated in accordance with its terms, Buyer shall have no interest in the monies held in reserve by Subdistributors and such funds shall be distributed as directed by Seller.

          3.   Liabilities.  For the avoidance of doubt, Buyer is purchasing
               -----------
only the DIC Library Assets, subject to existing liabilities and as more fully described in Exhibit "A" and the disclosure statements contained in Exhibit "B" attached hereto, or as specifically provided in this Agreement. All accounts payable, liabilities, and obligations of Seller arising in connection with the DIC Library Assets prior to the Closing Date shall be assumed by Buyer, and Buyer shall hold Seller harmless against such amounts and third party claims therefor. All accounts payable, liabilities, and obligations arising in connection with the DIC Library Assets after the Closing shall be paid by Buyer, and Buyer shall hold Seller harmless against such amounts and third party claims therefor. Except as expressly set forth herein, Buyer is not acquiring, directly, any of Seller's liabilities that are unrelated to the DIC Library Assets, by operation of law or otherwise.

          4.   Purchase Price.  In full and complete consideration for the
               --------------
transfer of the DIC Library Assets pursuant to this Agreement, Buyer shall pay Seller the sum of Twelve Million United States Dollars (US$12,000,000) (the "Purchase Price"). Payment of the Purchase Price shall be made in two installments, the first installment in the amount of Seven Million Two Hundred Thousand United States Dollars (US$7,200,000) shall be paid on the Closing, and the second installment in the amount of Four Million Eight Hundred Thousand United States Dollars (US$4,800,000) shall be paid on the date which is one (1) year after the Closing. Payment of such second installment shall be secured by an unconditional, irrevocable letter of credit in the form set

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forth in Exhibit "F" attached hereto, Payment of each installment of the purchase price shall be made by telegraphic wire transfer to Seller's account at a bank designated by Seller.

          5.   Seller's Representations and Warranties.  Seller represents and
               ---------------------------------------
warrants to Buyer as follows:

               (a) Seller has the authority to execute and deliver this Agreement, and to perform its obligations hereunder.

               (b) This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws relating to creditors rights generally, and by other principles of law of general applicability limiting a party's remedies.

               (c) Seller has not hypothecated, sold, leased, mortgaged or otherwise disposed of or encumbered any rights which it acquired from Lamalo N.V. in 1988 in the DIC Library, except in the normal course of licensing exploitation rights therein directly or indirectly through C&D or as disclosed in Exhibits "A" and "B" hereto, or as otherwise permitted herein. All rights in and to the DIC Library Assets transferred pursuant to this Agreement are free in all material respects of any and all liens, security interests, claims and encumbrances, except as otherwise noted in Exhibits "A" and "B", and except for claims and encumbrances created pursuant to agreements for the exploitation of the DIC Library Assets entered into in and arising under the ordinary course of business.

               (d) With respect to the period of time following the date of acquisition of the DIC Library from Lamalo N.V., except as set forth in Exhibits "A" and "B," Seller is not in material breach or default of any license, lease, or other agreement exploiting the DIC Library for which accounts receivable are to be assigned pursuant to this Agreement, which breach has not been disclosed in writing to Buyer, and will not commit a breach or act of default prior to the Closing.

               (e) There are no outstanding agreements with or commitments or promises to third parties that were created in the period of time following the date of acquisition of the DIC Library from Lamalo N. V. with respect to the DIC Library other than those set forth in Exhibits "A" and "B" and other than agreements for the exploitation of the DIC Library Assets entered into in the ordinary course of business.

               (f) Other than an agreement which is the sole responsibility of Seller, Seller has not engaged a broker for the sale represented by this Agreement. Seller agrees to indemnify and hold Buyer harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by Seller, or any claim by any party that Seller entered into an agreement calling for a broker's or finder's fee.

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               (g) Except as set forth in Exhibits "A" and "B," and the
contracts referred to therein, no special consents are required to be obtained by Seller to enable it to carry out the transactions contemplated by this Agreement.

               (h) Seller makes no representation or warranty as to any matter relating to the chain of title to the DIC Library of Lamalo N.V. or its predecessors-in-interest.

               (i) The records and documents supplied to Buyer's representatives pertaining to Seller's, and Seller's assigns', sublicensees', and designees' exploitation of the DIC Library, are complete in all material respects, and, to the extent prepared by Seller or C&D, are accurate in all material respects.

               (j) Except for one contract for the exploitation of the DIC Library in the Bahamas made directly by Now, all contracts for the exploitation of the DIC Library were made by or through C&D.

               (k) With respect to the second sentence of Section 3, Seller is not aware of any liabilities which have not been disclosed in writing to Buyer, other than liabilities related to delivery problems and obligations pursuant to written license agreements with exhibitors, broadcasters, agents, subagents, and home video distributors of programs in the DIC Library that have been made available to Buyer's representatives for their review and inspection. Written disclosures made to SIP, as defined below, pursuant to the C&D Acquisition, as defined below, shall be deemed to be written disclosures to SINV hereunder.

          The above representations and warranties shall survive the Closing.

          6.   Buyer's Representations and Warranties.  Buyer represents and
               --------------------------------------
warrants to Seller as follows:

               (a) Buyer has the authority to execute and deliver this Agreement, and to perform its obligations hereunder.

               (b) This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws relating to creditors rights, and by other principles of law of general applicability limiting a party's remedies.

               (c) Buyer agrees to indemnify and hold Seller harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by Buyer, or any claim by any party that Buyer entered into an agreement calling for a broker's or finder's fee.

               (d) Buyer has reviewed Exhibits "A" and "B," and the other disclosure materials provided to it, and it is satisfied with them. Buyer has had, during the course of this transaction, the opportunity to ask questions of, and receive answers from, management concerning the DIC Library Assets, and Seller's business, assets and prospects related thereto, and

                                       4
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to review all relevant contracts. Buyer has exercised its own judgement and analysis in entering into this Agreement. Buyer acknowledges that the ultimates, projections and other forward looking information are rough estimates of potential future performance, and are not a guarantee of future performance, and that Buyer has not relied upon such information in entering into this Agreement.

               (e) Buyer is a sophisticated buyer, with experience and knowledge of the industry and markets in which the DIC Library Assets are exploited.

               (f) No special consents are required to be obtained by Buyer to enable it to carry out the transactions contemplated by this Agreement.

          The above representations and warranties shall survive the Closing.

          7.   Indemnification of Seller.  Buyer agrees to indemnify and hold
               -------------------------
Seller harmless from any liability arising out of or related to the DIC Library after the Closing Date, except to the extent that such liability arises as a result of a breach of a representation or warranty by Seller.

          7A.  Physical Materials.  If, during the one year period beginning on
               ------------------
the Closing, SINV is unable to service a licensee of the DIC Library by reason of a lack of customary exploitation materials which either (i) conform to broadcast norms in existence on the Closing Date, or (ii) conform to production norms customarily used at the date of production for comparable programs, or
(iii) are reasonably acceptable for the servicing of such licensee; and, in addition, SINV is unable to obtain such materials (e.g., tapes for broadcast) from sources at its disposal or from third parties, Vesical shall reimburse SINV for the direct loss it suffers due to SINV's inability to provide such delivery materials. Notwithstanding the foregoing, Vesical shall not reimburse SINV for any loss with respect to a series of programs licensed in a territory if such series of programs had been licensed in that territory during the five (5) years preceding the Closing.

          8.   Negotiation and Documentation Costs.  Buyer and Seller each shall
               -----------------------------------
assume full responsibility for its costs incurred directly or indirectly in connection with the negotiation, documentation, and consummation of the transactions contemplated by this Agreement.

          9.   Closing.  The closing of the transactions contemplated hereby
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shall take place on April 18, 1996, or as soon thereafter as is practical (the
"Closing"). Notwithstanding the foregoing, the closing shall take place concurrently with closing of a transaction contemplated between Saban International Paris SARL ("SIP"), a company organized under the laws of France and which is affiliated with SINV, and the shareholders of C&D, pursuant to which SIP shall purchase 100% of the shares of stock of C&D (the "C&D Acquisition"). The Closing shall take place in the Netherlands Antilles at a location mutually agreed by the parties.

               (a) Buyer's Closing Documents.  At the closing, Buyer shall
                   -------------------------
deliver to Seller, the following:

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                    (i) The first installment of the Purchase Price;

                    (ii) The irrevocable letter of credit issued by Imperial Bank, securing payment of the second installment of the Purchase Price;

                    (iii) Certified copies (or the local equivalent thereof) of the resolutions of the managing directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

                    (iv) The letter of instructions regarding the disbursement of collections with respect to the Excluded Receivables described in Section 2(d), in the form attached hereto as Exhibit "G."

                    (v) The guarantee of SEI with respect to the obligations of SIP and C&D described in Section 2(e), in the form attached hereto as Exhibit "L."

                (b) Seller's Closing Documents.  At the Closing, Seller shall
                    --------------------------
deliver to Buyer, the following:

                    (i) An instrument of assignment of the DIC Library Assets in the form attached hereto as Exhibit "H".

                    (ii) The letter of instructions regarding the release of the reserves described in Section 2(e), in the form attached hereto as Exhibit "I".

                    (iii) Certified copies of the resolutions of the managing directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                    (iv) Access letters covering all physical materials in Seller's possession and control, of each of the programs comprising the DIC Library, executed by Seller, and addressed to Now, and a similar letter executed by Now and addressed to C & D, in the form attached hereto as Exhibit "J."

          10.  Notices.  Notices and other communication hereunder shall be in
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writing and shall be deemed given if delivered personally, facsimile (receipt of which is confirmed by the party to whom sent), mailed, or air couriered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

          If to SINV, to:

          Plaza JoJo Correa 1-5
          Curacao, Netherlands Antilles
          Facsimile number:  599-961-26-47

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          If to Vesical, to:

          Windemere House
          404 East Bay Street
          P.O. Box SS-5539
          Nassau, Bahamas
          Facsimile number:  (809) 393-0582

          11.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of, and be subject to the exclusive jurisdiction of the courts of, the Netherlands Antilles applicable to contracts to be performed wholly within such jurisdiction.

          12.  Attorneys Fees.  In the event that any action, suit, or other
               --------------
proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's reasonable attorneys' fees and costs incurred in such action, suit and proceeding.

          13.  Confidentiality.  Except as required by applicable law, the terms
               ---------------
of this Agreement and the terms of the acquisition of the DIC Library Assets will be kept strictly confidential. Each party may disclose otherwise confidential information to its accountants, attorneys, and other professional advisors, provided that each agrees to maintain such disclosure in confidence. To the extent that any other disclosure becomes legally required, the non-disclosing party shall be notified promptly and before disclosure is made. In the event the transactions contemplated hereby fail to close, each party shall promptly return any materials it has received from the other. No party shall make any public announcement or statement with respect to this Agreement or the purchase and sale of the DIC Library Assets without the prior written approval of the other party to this Agreement except for the public announcement attached hereto as Exhibit "K" and any other announcement or statement containing substantially the same information.

          14.  Termination.  The parties' obligations hereunder may be
               -----------
terminated and the transactions contemplated herein abandoned as follows:

               (a) By mutual agreement of the parties;

               (b) By Buyer, at Buyer's election, if Seller refuses or is unable to close the transactions contemplated by this Agreement;

               (c) By Seller, at Seller's election, if Buyer refuses or is unable to close the transactions contemplated by this Agreement;

               (d) By Buyer, at Buyer's election, if the C&D shareholders refuse or are unable to close the transactions contemplated by the C&D Acquisition; or

               (e) By Seller, at Seller's election, if SIP refuses or is unable to close the transactions contemplated by the C&D Acquisition.

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          15.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

          16.  Limitation on Remedies.  The parties agree that neither of them
               ----------------------
shall have available the remedy of rescission in the event of a breach of this Agreement.

          17.  Integration.  This Agreement and the attached exhibits contain
               -----------
the entire agreement between the parties, and there are no further or other agreements or understandings, written or oral, in effect between them relating to the subject matter of this Agreement. This Agreement constitutes the "Long Form Agreement" to which reference is made in that certain letter agreement between the parties dated as of October 26, 1995 (the "Letter Agreement"), and, when executed by the parties, shall supersede the Letter Agreement which shall be of no further force and effect.

          18.  Exhibits.  The exhibits to this Agreement constitute an integral
               --------
part hereof, and are incorporated into this Agreement. The disclosure of any contract which constitutes a DIC Library Asset shall be considered to be a disclosure of all of the terms and conditions of such contract.

          19.  Severability.  Should any provision of this Agreement be
               ------------
determined to be void, invalid or unenforceable for any reason, such defect shall not render void, invalid or unenforceable any other provision of this Agreement.

          20.  Amendments and Waivers.  This Agreement may be amended, or any
               ----------------------
provision waived, only by a writing signed by the parties hereto.

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          21.  Time of the Essence.  Time is of the essence of each provision of
               -------------------
this Agreement in which time is an element.

          IN WITNESS WHEREOF, the parties have executed this Agreement, as of December 31, 1995.

SABAN INTERNATIONAL N.V.


By   /s/ R.A. de Meza
     ------------------------
     Its Managing Director
Date ________________________


VESICAL LIMITED


By   /s/
     ------------------------
     Its Vice-President
Date ________________________

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